Exhibit 99.6

Update to Management’s Discussion and Analysis of Financial Condition and Results of Operations for the year ended December 31, 2007 and the three, six and nine months ended March 31, June 30 and September 30, 2008.

Investors are cautioned that the update to the MD&A of the 2007 Form 10-K and 2008 10-Qs presented herein have been revised to reflect only the information included herein. There are no other changes to the MD&A previously presented in the 2007 Form 10-K or 2008 10-Qs. Accordingly, it does not purport to update the MD&A included in the 2007 10-K or 2008 10-Qs for any information, uncertainties, transactions, risks, events or trends occurring, or known to management, other than information pertaining directly to the information discussed herein. Investors should read the information contained in this Current Report on Form 8-K together with the other information contained in the 2007 10-K, the Company’s Form 10-Q for the quarterly period ended March 31, 2008, June 30, 2008, and September 30, 2008, filed with the SEC on May 12, 2008, August 18, 2008 and November 13, 2008, respectively, except as such financial statements included therein have been superceded by the financial statements included in this Current Report on Form 8-K.

Our ability to continue as a going concern is dependent on Nexstar’s pledge to continue the local services agreements described in a letter of support dated March 7, 2008. Based on Nexstar’s current estimated operating results for the quarter ended December 31, 2008 and the quarterly periods during 2009, Nexstar believes the amount of its senior indebtedness and total indebtedness in relation to its operating cash flow may exceed the senior leverage and total leverage ratios allowed under Nexstar’s amended and restated senior secured credit facility agreement (the “Nexstar Facility”). If Nexstar’s broadcast cash flow levels do not increase, or if Nexstar’s management does not execute certain station management agreements, or if Nexstar does not adjust planned spending including a mandated Company furlough, which its management is currently evaluating, Nexstar may need to undertake additional initiatives to maintain compliance with the maximum consolidated senior leverage and total leverage ratios under the Nexstar Facility. These additional initiatives include a current plan to consummate an exchange offer to replace Nexstar Broadcasting Inc.’s 7% Senior Subordinated Notes due 2014 (the “2014 Notes”), for which Mission is a guarantor, which pay cash interest through their maturity date, with new notes, for which Mission is a guarantor, which will not pay cash interest until after January 15, 2011. The exchange offer is expected to close during the first quarter of 2009. Nexstar has already eliminated its corporate bonuses for 2008 and 2009 as well as consolidated certain of its management functions as part of its efforts to meet its senior leverage and total leverage ratios.

Nexstar believes the consummation of the exchange offer with the necessary acceptance rate combined with the execution of all of the other management actions described above will allow Nexstar to maintain compliance with the senior leverage and total leverage ratios contained in the Nexstar Facility for at least twelve months from December 31, 2008. However, no assurances can be given that the exchange offer will be consummated with the necessary acceptance rate or that the other management actions described above will be successful in increasing Nexstar’s broadcast cash flows. If the foregoing does not occur, Nexstar would need to obtain waivers or amendments under the Nexstar Facility and no assurances can be given that Nexstar will be able to obtain these waivers or amendments. If Nexstar is unable to obtain these waivers or amendments if and when necessary, Nexstar would be in default under the Nexstar Facility, which would (1) preclude Nexstar from accessing any available borrowings under the revolving facility, (2) entitle the lenders thereunder to exercise their remedies, which includes the right to accelerate the debt outstanding under the Nexstar Facility, (3) trigger a similar event of default under our amended and restated senior secured credit facility, and (4) trigger the cross-acceleration provisions under the 2014 Notes, the 11.375% Senior Discount Notes due 2013 (the “2013 Notes”), for which we are a guarantor, and any additional debt securities issued in exchange for existing debt securities. These factors raise substantial doubt about Nexstar’s ability to continue as a going concern and due to (1) the support letter dated March 7, 2008, (2) the cross-default provisions described above and (3) our guarantees related to Nexstar’s debt also raise substantial doubt about the Company’s ability to continue as a going concern. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.